Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

STAFFING 360 SOLUTIONS, INC.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.00001 per share	Rule 457(c)	124,332	(2)	$2.95	(3)	$366,779.40	0.00011020	$40.42
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$366,779.40		$40.42
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$366,779.40		$40.42

(1) Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2) Comprised of (i) 100,000 Common Shares (as defined in the registration statement) that may be sold by the selling stockholder named herein and (ii) 24,332 shares of common stock that may be sold by the selling stockholder named herein upon the exercise of the Warrant (as defined in the registration statement).

(3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock as reported on The Nasdaq Capital Market on December 15, 2022, of $2.95 per share.